UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2003

COMMONWEALTH ENERGY CORPORATION

(Exact Name of registrant as specified in its charter)

California	000-33069	33-0769555

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15901 Red Hill Avenue, Suite 100 Tustin, California (Address of principal executive offices)	92780 (Zip Code)

Registrant’s telephone number, including area code: (714) 258-0470

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

     On January 21, 2003, the Company held its Annual Meeting of Shareholders. On January 24, 2003, the Inspectors of Election issued their reports of the results of the voting. Of the 27,773,032 shares of capital stock outstanding and entitled to vote at the meeting (comprised of 27,164,032 shares of our common stock and 609,000 shares of preferred stock), there were present at the meeting, in person or by proxy, the holders of 14,670,474 common and preferred shares, representing 52.82% of the total number of shares entitled to vote at the meeting. The following two proposals were presented and voted on at the Annual Meeting: (a) the election of seven directors to the Board of Directors and (b) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending July 31, 2003.

     The following nominees to the Board of Directors were elected to serve until the next annual meeting of shareholders: Ian B. Carter, Robert C. Perkins, Junona A. Jonas, Craig C. Goodman, William J. Popejoy, Eugene R. Sullivan and Joseph P. Saline, Jr.

     Cumulative voting became effective for all shareholders when the intent to cumulatively vote shares was announced at the Annual Meeting. Each shareholder/proxy was entitled to give one nominee for director a number of votes equal to the number of directors to be elected (in this case seven) multiplied by the number of votes to which the shareholder’s shares were normally entitled. A shareholder/proxy could distribute their votes on the same principle among as many of the nominees for director as the shareholder/proxy desired. Withholding votes or voting against a nominee had no legal effect. The seven nominees receiving the most votes were elected. The tabulation of the votes cast for the election of directors was as follows:

Nominee	Votes For

Ian B. Carter	16,600,860
Robert C. Perkins	16,154,692
Eugene R. Sullivan	16,153,507
Craig G. Goodman	15,791,646
William J. Popejoy	15,524,095
Junona A. Jonas	15,492,757
Joseph P. Saline, Jr.	3,265,052
Claire Simonelli	1,548,932
Wayne Moseley	1,319,781
Don Coltrain	1,252,154

     The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending July 31, 2003 was approved. The tabulation of votes was as follows:

For	Against	Abstain

14,670,474	35,000	24,000

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH ENERGY CORPORATION, a California corporation

Date: January 27, 2003	By:	/S/ IAN B. CARTER

Ian B. Carter Chief Executive Officer